UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                             NewStar Financial, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    65251F105
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [_]   Rule 13d-1(b)

            [_]   Rule 13d-1(c)

            [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------------------------------------------------
CUSIP No. 65251F105                                        Page 2 of 11 Pages
-----------------------------------------------------------------------------


-----------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

      Capital Z Financial Services Fund II, L.P.
-----------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    (a) [_]
                                                                    (b) [X]
-----------------------------------------------------------------------------
3. SEC USE ONLY


-----------------------------------------------------------------------------
4.     Citizenship or Place of Organization
       Bermuda

-----------------------------------------------------------------------------
NUMBER OF               5.    Sole Voting Power
SHARES                          -0-
BENEFICIALLY    -------------------------------------------------------------
OWNED BY                6.    Shared Voting Power
EACH                            -5,704,972-
REPORTING       -------------------------------------------------------------
PERSON WITH:            7.    Sole Dispositive Power
                                -0-
                -------------------------------------------------------------
                        8. Shared Dispositive Power
                                -5,704,972-
-----------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      -5,704,972-

-----------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                                     [_]

-----------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 16.5% (based on 34,464,273 shares of common stock outstanding as of December 19, 2006)

-----------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
      PN

-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
CUSIP No. 65251F105                                        Page 3 of 11 Pages
-----------------------------------------------------------------------------


-----------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

      Capital Z Financial Services Private Fund II, L.P.
-----------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    (a) [_]
                                                                    (b) [X]
-----------------------------------------------------------------------------
3. SEC USE ONLY


-----------------------------------------------------------------------------
4.     Citizenship or Place of Organization
       Bermuda

-----------------------------------------------------------------------------
NUMBER OF               5.    Sole Voting Power
SHARES                          -0-
BENEFICIALLY    -------------------------------------------------------------
OWNED BY                6.    Shared Voting Power
EACH                            -5,704,972-
REPORTING       -------------------------------------------------------------
PERSON WITH:            7.    Sole Dispositive Power
                                -0-
                -------------------------------------------------------------
                        8. Shared Dispositive Power
                                -5,704,972-
-----------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      -5,704,972-

-----------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                                     [_]

-----------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 16.5% (based on 34,464,273 shares of common stock outstanding as of December 19, 2006)

-----------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
      PN

-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
CUSIP No. 65251F105                                        Page 4 of 11 Pages
-----------------------------------------------------------------------------


-----------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

      Capital Z Partners, L.P.
-----------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    (a) [_]
                                                                    (b) [X]
-----------------------------------------------------------------------------
3. SEC USE ONLY


-----------------------------------------------------------------------------
4.     Citizenship or Place of Organization
       Bermuda

-----------------------------------------------------------------------------
NUMBER OF               5.    Sole Voting Power
SHARES                          -0-
BENEFICIALLY    -------------------------------------------------------------
OWNED BY                6.    Shared Voting Power
EACH                            -5,704,972-*
REPORTING       -------------------------------------------------------------
PERSON WITH:            7.    Sole Dispositive Power
                                -0-
                -------------------------------------------------------------
                        8. Shared Dispositive Power
                                -5,704,972-*
-----------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      -5,704,972-

-----------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                                     [_]

-----------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 16.5% (based on 34,464,273 shares of common stock outstanding as of December 19, 2006)

-----------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
      PN

-----------------------------------------------------------------------------
* Solely in its capacity as the sole general partner of Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P.

-----------------------------------------------------------------------------
CUSIP No. 65251F105                                        Page 5 of 11 Pages
-----------------------------------------------------------------------------


-----------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

      Capital Z Partners, Ltd.
-----------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    (a) [_]
                                                                    (b) [X]
-----------------------------------------------------------------------------
3. SEC USE ONLY


-----------------------------------------------------------------------------
4.     Citizenship or Place of Organization
       Bermuda

-----------------------------------------------------------------------------
NUMBER OF               5.    Sole Voting Power
SHARES                          -0-
BENEFICIALLY    -------------------------------------------------------------
OWNED BY                6.    Shared Voting Power
EACH                            -5,704,972-*
REPORTING       -------------------------------------------------------------
PERSON WITH:            7.    Sole Dispositive Power
                                -0-
                -------------------------------------------------------------
                        8. Shared Dispositive Power
                                -5,704,972-*
-----------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      -5,704,972-

-----------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                                     [_]

-----------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 16.5% (based on 34,464,273 shares of common stock outstanding as of December 19, 2006)

-----------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
      OO

-----------------------------------------------------------------------------
* Solely in its capacity as the sole general partner of Capital Z Partners, L.P.

ITEM 1.

      (a)   NAME OF ISSUER:

      NewStar Financial, Inc. (the "Issuer")

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      500 Boylston Street
      Suite 1600
      Boston, MA 02116

ITEM 2.

      (a)   NAME OF PERSON FILING:

            This schedule is being jointly filed by Capital Z Financial Services Fund II, L.P., a Bermuda limited partnership ("Capital Z Fund II"); Capital Z Financial Services Private Fund II, L.P., a Bermuda limited partnership ("Capital Z Private Fund II"), Capital Z Partners, L.P., a Bermuda limited partnership ("Capital Z L.P."); and Capital Z Partners, Ltd., a Bermuda corporation ("Capital Z Ltd.") pursuant to a joint filing agreement attached hereto as Exhibit 1. Capital Z Fund II, Capital Z Private Fund II, Capital Z L.P. and Capital Z Ltd. are collectively referred to herein as the "Reporting Persons."

      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

      The address of the business office of each of the Reporting Persons is 230 Park Avenue South New York, NY 10003.

      (c)   CITIZENSHIP:

            Each of Capital Z Fund II, Capital Z Private Fund II and Capital Z L.P. are Bermuda limited partnerships. Capital Z Ltd. is a Bermuda corporation.

      (d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.01 per share (the "Common Stock")

      (e)   CUSIP NUMBER:

            65251F105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b)   [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

      (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

      (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j)   [_] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP.

            The percentages used in this Item 4 are calculated based on 34,464,273 shares of common stock outstanding as of December 19, 2006 as reported in the Issuer's final prospectus, filed pursuant to Rule 424(b)(4), dated December 13, 2006, and including the options and warrants to purchase shares of Common Stock that are exercisable within 60 days of the date of the prospectus.


            A.    Capital Z Financial Services Fund II, L.P.

                  (a)   Amount beneficially owned: -5,704,972-
                  (b)   Percent of class: 16.5%

                  (c)   (i) Sole power to vote or direct the vote: -0-
                       (ii) Shared power to vote or direct the vote: -5,704,972-
                      (iii) Sole power to dispose or direct the disposition:
                             -0-
                       (iv) Shared power to dispose or direct the disposition:
                             -5,704,972-

            B.    Capital Z Financial Services Private Fund II, L.P.

                  (a)   Amount beneficially owned: -5,704,972-
                  (b)   Percent of class: 16.5%

                  (c)   (i) Sole power to vote or direct the vote: -0-
                       (ii) Shared power to vote or direct the vote: -5,704,972-

                      (iii) Sole power to dispose or direct the disposition: -0-
                       (iv) Shared power to dispose or direct the disposition:
                             -5,704,972-

            C.    Capital Z Partners, L.P.

                  (a)   Amount beneficially owned: -5,704,972-
                  (b)   Percent of class: 16.5%
                  (c)   (i) Sole power to vote or direct the vote: -0-
                       (ii) Shared power to vote or direct the vote: -5,704,972-
                      (iii) Sole power to dispose or direct the disposition: -0-
                       (iv) Shared power to dispose or direct the disposition:
                             -5,704,972-

            D.    Capital Z Partners, Ltd.

                  (a)   Amount beneficially owned: -5,704,972-
                  (b)   Percent of class: 16.5%

                  (c)   (i) Sole power to vote or direct the vote: -0-
                       (ii) Shared power to vote or direct the vote: -5,704,972-
                      (iii) Sole power to dispose or direct the disposition: -0-
                       (iv) Shared power to dispose or direct the disposition:
                             -5,704,972-

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2007

                             CAPITAL Z FINANCIAL SERVICES FUND II, L.P.

                             By:   Capital Z Partners, L.P., its General
                                   Partner

                             By:   Capital Z Partners, Ltd., its General
                                   Partner

                             By:  /s/  Craig Fisher
                                ---------------------------------------
                                Craig Fisher
                                General Counsel

                                  SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2007

                             CAPITAL Z FINANCIAL SERVICES PRIVATE FUND
                                    II, L.P.

                             By:   Capital Z Partners, L.P., its General
                                   Partner

                             By:   Capital Z Partners, Ltd., its General
                                   Partner

                             By:  /s/  Craig Fisher
                                ---------------------------------------
                                Craig Fisher
                                General Counsel

                                  SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2007

                             CAPITAL Z PARTNERS, L.P.

                             By:   Capital Z Partners, Ltd., its General
                                   Partner

                             By:  /s/  Craig Fisher
                                ---------------------------------------
                                Craig Fisher
                                General Counsel



                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2007

                             CAPITAL Z PARTNERS, LTD.


                             By:  /s/  Craig Fisher
                                ---------------------------------------
                                Craig Fisher
                                General Counsel

                                EXHIBIT INDEX

Exhibit Number    Exhibit
--------------    --------------------------------------------------------------

1 Joint Filing Agreement dated February 14, 2007, by and between Capital Z Financial Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P., Capital Z Partners, L.P. and Capital Z Partners, Ltd.

                                                                       EXHIBIT 1


                             JOINT FILING AGREEMENT

      This JOINT FILING AGREEMENT, dated as of February 14, 2007, is made by and between Capital Z Financial Services Fund II, L.P., a Bermuda limited partnership ("Capital Z Fund II"); Capital Z Financial Services Private Fund II, L.P., a Bermuda limited partnership ("Capital Z Private Fund II"), Capital Z Partners, L.P., a Bermuda limited partnership ("Capital Z L.P."); and Capital Z Partners, Ltd., a Bermuda corporation ("Capital Z Ltd."). Capital Z Fund II, Capital Z Private Fund II, Capital Z L.P. and Capital Z Ltd. are collectively referred to herein as the "Parties" and each individually as a "Party." Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the Parties hereby acknowledge and agree that Schedule 13G is filed on behalf of each such Party and that all subsequent amendments to the Statement on Schedule 13G shall be filed on behalf of each of the Parties without the necessity of filing additional joint acquisition statements. The Parties hereby acknowledge that each Party shall be responsible for timely filing of such amendments, and for the completeness and accuracy of the information concerning such Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other Party, except to the extent that such Party knows or has reason to believe that such information is inaccurate.

                            [signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Joint Filing Agreement as of the day and year first above written.


                         CAPITAL Z FINANCIAL SERVICES FUND II,
                         L.P.

                         By:   Capital Z Partners, L.P., its
                               General Partner

                               Capital Z Partners, Ltd., its
                               General Partner

                         By:   /s/ Craig Fisher
                               ---------------------------------
                               Craig Fisher
                               General Counsel



                         CAPITAL Z FINANCIAL SERVICES PRIVATE
                                  FUND II, L.P.

                         By:   Capital Z Partners, L.P., its
                               General Partner

                         By:   Capital Z Partners, Ltd., its
                               General Partner

                         By:   /s/ Craig Fisher
                               ---------------------------------
                               Craig Fisher
                               General Counsel



                         CAPITAL Z PARTNERS, L.P.

                         By:   Capital Z Partners, Ltd., its
                               General Partner

                         By:   /s/ Craig Fisher
                               ---------------------------------
                               Craig Fisher
                               General Counsel



                         CAPITAL Z PARTNERS, LTD.


                         By:   /s/ Craig Fisher
                               ---------------------------------
                               Craig Fisher
                               General Counsel